Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES THIRD QUARTER PRODUCTION

On track to achieve updated production guidance

FOR IMMEDIATE RELEASE

October 12, 2023

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production for the third quarter and first nine months of 2023.

HIGHLIGHTS

Year to Date 2023 compared to YTD 2022

•	Silver production increased 8%

•	Gold production decreased by 14%

•	Zinc and lead production unchanged

•	Keno Hill produced 0.9 million ounces of silver; Q3 throughput of 268 tons per day (tpd)

“Silver production continues to grow with almost a million ounces more this year compared to the first three quarters last year,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Despite less production at the Lucky Friday, Greens Creek’s consistent performance and the ramp-up of Keno Hill should allow us to be within our 2023 guidance of 14.5 to 15.5 million ounces.”

Baker continued, “Casa Berardi performed as expected during the third quarter as the transition to full open pit mining continues with completion expected in mid-2024. At Lucky Friday, we continue executing the plans to bring the mine back into production with no significant impact expected on 2024 production. With our silver production expected to increase to about 20 million ounces by 2025, Hecla remains the world’s fastest-growing established silver producer, the largest in the U.S., and remains on track to become Canada’s largest next year.”

OPERATIONS

Greens Creek

The Greens Creek mine produced 2.3 million ounces of silver and 15,010 ounces of gold in the third quarter. Throughput for the quarter was 2,489 tpd, 3% lower than the prior quarter. Silver production was unchanged, as higher grades offset lower throughput, while gold production decreased by 8% over the prior quarter due to lower grades. Throughput averaged 2,544 tpd for the first nine months of the year, and the mine remains on track to achieve 2,600 tpd in the fourth quarter of 2023.

Lucky Friday

The Lucky Friday mine produced 475 thousand ounces of silver in the third quarter and 3 million ounces during the year’s first seven months. Mill throughput in July 2023 was 1,113 tpd, 8% higher than the prior quarter’s average. The decrease of 63% in silver production over the prior quarter is attributable to the previously reported fire in the secondary egress (#2 Shaft) in August 2023 and the subsequent suspension of production. The Company is bringing the mine back into production by developing a new secondary egress consisting of a ramp of 1,600 feet, a 290-foot-long manway raise, and an 850-foot ventilation raise to bypass the damaged portion of the #2 shaft. 2023 production is suspended for the remainder of the year; however, 2024 production is not expected to be materially impacted.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	1

Keno Hill

The Keno Hill mine continued ramping up to full production in the third quarter, producing more than 700 thousand ounces of silver. Throughput in the quarter averaged 268 tpd with silver grades of 33 ounces per ton. Tonnage mined was constrained while underground infrastructure and ore headings were being developed. Most of the planned infrastructure is complete, and twelve ore headings should be in place by the end of October. Mill tonnage was limited due to the availability of a temporary crusher unit. The permanent crusher is expected to be commissioned by early November, which should increase crusher availability and throughput. Stockpiled ore at the end of the quarter was approximately 2,100 tons with silver grades of 37 opt. The mill remains on track to ramp up to 440 tpd by the end of the year.

Casa Berardi

The Casa Berardi mine produced 24,259 ounces of gold in the third quarter, an increase of 28% compared to the prior quarter. The increase is due to the prior quarter being negatively impacted by wildfire-related road closures in June. The mill operated at an average of 3,735 tpd during the third quarter compared to 4,600 tpd during the first two months of the prior quarter. The lower throughput in the third quarter is primarily due to a planned shutdown in August, during which the cyclones in the grinding circuit were replaced with better performing units. Fine-tuning of the circuit also impacted throughput in the latter half of the quarter.

PRODUCTION SUMMARY (1)

	Three Months Ended			Nine Months Ended
Production	September 30, 2023	June 30, 2023	Increase/ (Decrease)	September 30, 2023	September 30, 2022	Increase/ (Decrease)
Silver (oz)	3,533,704	3,832,560	(8)%	11,407,232	10,519,553	8%
Gold (oz)	39,269	35,251	11%	114,091	132,108	(14)%
Lead (tons)	8,276	13,071	(37)%	34,583	35,794	(3)%
Zinc (tons)	14,980	16,939	(12)%	47,715	47,571	0%
Greens Creek—Silver (oz)	2,343,192	2,355,674	(1)%	7,471,725	7,308,660	2%
Greens Creek—Gold (oz)	15,010	16,351	(8)%	46,245	35,227	31%
Lucky Friday—Silver (oz)	475,414	1,286,666	(63)%	3,024,545	3,188,565	(5)%
Keno Hill—Silver (oz)	710,012	184,264	285%	894,276	—	NA
Casa Berardi—Gold (oz)	24,259	18,901	28%	67,846	96,881	(30)%

(1)	See the cautionary statement regarding preliminary statements at the end of this release.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	2

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company’s third quarter 2023 production results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported third quarter 2023 results are subject to management’s final review as well as review by the Company’s independent registered accounting firm. They may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, and “forward-looking information” within the meaning of Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) Casa Berardi’s transition to full open pit mining is expected in mid-2024; (ii) Lucky Friday’s production in 2024 is not expected to be impacted by the recent fire; (iii) consolidated silver production in 2024 is expected to be higher than 2023; (iv) the Company is on track to become the largest silver producer in Canada; (v) Keno Hill is expected to achieve 440 tpd throughput by year-end; (vi) the Company is expected to produce 20 million ounces of silver by 2025; (vii) Greens Creek is expected to achieve throughput of 2,600 tpd by the fourth quarter; (viii) Lucky Friday is expected to successfully mitigate damage caused by the fire and return to full production in the beginning of 2024; and (ix) mine-specific and consolidated 2023 estimates of future production. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain price assumptions for gold, silver, lead and zinc; (v) prices for key supplies being approximately consistent with current levels; (vi) the accuracy of our current mineral reserve and mineral resource estimates; (vii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (viii) sufficient workforce is available and trained to perform assigned tasks; (ix) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (x) relations with interested parties, including Native Americans, remain productive; and (xi) factors do not arise that reduce available cash balances.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	3

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company’s 2022 Form 10-K filed on February 17, 2023 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	4